Exhibit 99.2

Unaudited Pro Forma Financial Statements

Effective as of January 10, 2020, Assertio Therapeutics, Inc. (the “Company”), consummated a transaction (the “Transaction”) contemplated by the previously announced Asset Purchase Agreement dated December 11, 2019 (the “Asset Purchase Agreement”) with Golf Acquiror LLC, an affiliate of Alvogen, Inc. (“Alvogen”). Pursuant to the Asset Purchase Agreement, the Company divested its rights, title and interest in and to Gralise® (gabapentin) (“Gralise”), including certain related assets, to Alvogen. At the closing of the Transaction (the “Closing”), the Company received approximately $78.6 million, including a $75.0 million base purchase price and a preliminary positive inventory adjustment equal to approximately $3.6 million (the “Inventory Amount”). In addition, the Company is entitled to receive 75% of Alvogen’s first $70.0 million of Gralise net sales after the Closing. Alvogen has also assumed, pursuant to the terms of the Asset Purchase Agreement, certain contracts, liabilities and obligations of the Company relating to Gralise, including those related to manufacturing and supply, post-market commitments and clinical development costs. The Inventory Amount is subject to customary post-Closing adjustments which are not expected to be material.

In connection with the execution of the Asset Purchase Agreement, the Company, certain subsidiaries of the Company, certain noteholders and Deerfield Private Design Fund III, L.P., as collateral agent (“Deerfield”), entered into a Sixth Amendment (the “Deerfield Amendment”) to the Note Purchase Agreement, dated as of March 12, 2015 (the “Purchase Agreement”), among the Company, the noteholders party thereto and Deerfield. The Deerfield Amendment, among other things, provides that a portion of the purchase price shall be used to prepay $60.5 million principal amount of the outstanding notes issued under the Purchase Agreement.

The unaudited pro forma financial statements have been derived from and should be read in conjunction with the historical financial statements and the related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the U.S. Securities and Exchange Commission (“SEC”) on March 11, 2019 (the “2018 Form 10-K”) and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2019 filed with the SEC on November 7, 2019 (the “2019 Form 10-Q”). The unaudited pro forma financial statements may differ materially from the future financial position or results of operations of the Company due to a number of factors described in “Risk Factors” under Item 1A of Part II of the 2019 Form 10-Q.

The unaudited pro forma condensed consolidated balance sheet as of September 30, 2019 assumes that the Transaction was completed on September 30, 2019. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2018 and nine months ended September 30, 2019 give effect to the Transaction as if it had been completed as of January 1, 2018. The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the Company’s actual results of operations or financial condition had the Transaction been completed on the dates described above, nor is it necessarily indicative of the Company’s results of operations in future periods or the future financial position of the assets and operations. The financial information should be read in conjunction with the accompanying notes to the unaudited pro forma financial information.

The pro forma financial information presented reflects events directly attributable to the Transaction and certain assumptions the Company believes are reasonable. The pro forma adjustments are based on currently available information and certain estimates and assumptions. Therefore, actual adjustments may differ from the pro forma adjustments. However, management believes the pro forma assumptions provide a reasonable basis for presenting significant effects of the Transaction as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma financial statements.

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ASSERTIO THERAPEUTICS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2019

(in thousands)

	Assertio Therapeutics, Inc. Historical	Pro Forma Adjustments (i)		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	54,181	15,664	(a)	69,845
Accounts receivable, net	43,427			43,427
Inventories, net	3,314	(2,979)	(b)	335
Prepaid and other current assets	23,480	(1,708)	(b)	21,772
Total current assets	124,402	10,977		135,379
Property and equipment, net	3,873			3,873
Intangible assets, net	615,768			615,768
Investments	7,244			7,244
Other long-term assets	5,579			5,579
Total assets	756,866	10,977		767,843
LIABILITIES AND SHAREHOLDERS EQUITY
Current liabilities:
Accounts payable	22,700			22,700
Accrued rebates, returns and discounts	60,979			60,979
Accrued liabilities	33,270	(7,082)	(g)	26,188
Current portion of Senior Notes	80,000	(39,000)	(c)	41,000
Interest payable	6,687	(1,868)	(c)	4,819
Other current liabilities	2,096			2,096
Total current liabilities	205,732	(47,950)		157,782
Contingent consideration liability	981			981
Senior Notes	94,661	(18,902)	(c)	75,759
Convertible Notes	190,923			190,923
Other long-term liabilities	16,135			16,135
Total liabilities	508,432	(66,852)		441,580
Commitments and contingencies
Shareholders equity:
Common stock	8			8
Additional paid-in capital	455,601			455,601
Accumulated deficit	(207,175)	77,829	(d)	(129,346)
Accumulated other comprehensive loss	-			-
Total shareholders equity	248,434	77,829		326,263
Total liabilities and shareholders' equity	756,866	10,977		767,843

See accompanying notes to unaudited pro forma condensed consolidated financial information.

ASSERTIO THERAPEUTICS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019

(in thousands, except per share amounts)

	Assertio Therapeutics, Inc. Historical	Pro Forma Adjustments (i)		Pro Forma
Revenues:
Product sales, net	79,889	(46,008)	(e)	33,881
Commercialization agreement, net	89,163			89,163
Royalties and milestones	1,226			1,226
Total revenues	170,278	(46,008)		124,270
Costs and expenses:
Cost of sales (excluding amortization of intangible assets)	6,942	(3,233)	(e)	3,709
Research and development expenses	4,531	(143)	(e)	4,388
Selling, general and administrative expenses	85,917	(3,739)	(e)	82,178
Amortization of intangible assets	76,331			76,331
Total costs and expenses	173,721	(7,115)		166,606
Loss from operations	(3,443)	(38,893)		(42,336)
Other (expense) income:
Gain on debt extinguishment	26,385			26,385
Interest expense	(45,268)	6,787	(f)	(38,481)
Other (expense) income, net	(2,613)			(2,613)
Total other expense	(21,496)	6,787		(14,709)
Net loss before income taxes	(24,939)	(32,106)		(57,045)
Income tax benefit	364	7,082	(g)	7,446
Net loss	(24,575)	(25,024)		(49,599)

Basic net loss per share	(0.36)			(0.74)
Diluted net loss per share	(0.36)			(0.74)
Shares used in computing basic	67,332			67,332
Shares used in computing diluted	67,332			67,332

See accompanying notes to unaudited pro forma condensed consolidated financial information.

ASSERTIO THERAPEUTICS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED  DECEMBER 31, 2018

(in thousands, except per share amounts)

	Assertio Therapeutics, Inc. Historical	Pro Forma Adjustments (i)		Pro Forma
Revenues:
Product sales, net	129,966	(58,077)	(e)	71,889
Commercialization agreement, net	155,743			155,743
Royalties and milestones	26,061			26,061
Total revenues	311,770	(58,077)		253,693
Costs and expenses:
Cost of sales (excluding amortization of intangible assets)	18,476	(4,320)	(e)	14,156
Research and development expenses	8,042	(140)	(e)	7,902
Selling, general and administrative expenses	119,218	(5,417)	(e)	113,801
Amortization of intangible assets	101,774			101,774
Restructuring charges	20,601			20,601
Total costs and expenses	268,111	(9,877)		258,234
Income (loss) from operations	43,659	(48,200)		(4,541)
Other (expense) income:
Litigation settlement	62,000			62,000
Interest and other income	1,197			1,197
Interest expense	(68,881)	8,015	(f)	(60,866)
Total other (expense) income	(5,684)	8,015		2,331
Net income (loss) before income taxes	37,975	(40,185)		(2,210)
Income tax expense	(1,067)	313	(h)	(754)
Net income (loss)	36,908			(2,964)

Basic net income (loss) per share	0.58			(0.05)
Diluted net income (loss) per share	0.57			(0.05)
Shares used in computing basic	63,794			63,794
Shares used in computing diluted	64,208			64,208

See accompanying notes to unaudited pro forma condensed consolidated financial information.

Description of Transaction

On January 10, 2020 the Company divested its rights, title and interest in and to Gralise, including certain related assets, to Alvogen. At Closing, the Company received approximately $78.6 million, which included $75.0 million in base purchase price and approximately $3.6 million in inventory amounts.  In addition, the Company is entitled to receive 75% of Alvogen’s first $70.0 million of Gralise net sales after the Closing.

Per the Deerfield Amendment, a portion of the base purchase price proceeds from Alvogen was used to prepay $60.5 million principal amount of the outstanding notes issued under the Purchase Agreement.

Pro forma adjustments

(a)	Represents adjustments to reflect proceeds of $75.0 million in base purchase price and approximately $3.0 million in Gralise inventory amounts as of September 30, 2019, less $60.5 million prepayment of the principal amount of the outstanding notes and $1.8 million in prepayment premium pursuant to the Deerfield Amendment.

(b)	Represents adjustments to eliminate Gralise trade and samples inventory.

(c)	Represents adjustments to eliminate Senior Notes liabilities pursuant to prepayment of $60.5 million in principal amount of the outstanding notes, net of proportional adjustment to the unamortized debt discount, unamortized debt issuance costs and accrued interest payable.

(d)	Represents the gain arising from the Transaction based on impact from pro forma adjustments described above that would have been recorded if we had completed the Transaction on September 30, 2019. This estimated gain has not been reflected in the pro forma condensed consolidated statement of operations as it is considered to be nonrecurring in nature.

(e)	Represents adjustments to eliminate the direct operating results attributable to Gralise as if the divestiture occurred on January 1, 2018. Adjustments to product sales, cost of sales, research and development, and selling, general and administrative expenses include amounts that are directly related to Gralise.

(f)	Represents adjustments to eliminate interest expense associated with the Company's Senior Notes pursuant to payment of $60.5 million in principal amount of the outstanding notes as if the prepayment occurred on January 1, 2018.

(g)	Represents adjustments to the estimated income tax benefit (provision) and tax payable for the impact of the pro forma adjustments on the forecasted effective tax rate, including changes in the forecasted valuation allowance and discrete tax amounts recorded for the nine months ended September 30, 2019.

(h)	Represents adjustments to the tax expense for the impact of the pro forma adjustments on the computation of the income tax provision, including the indirect effects on the related valuation allowance.

(i)	The pro forma adjustments do not include:
i.	Adjustments to eliminate certain Gralise related assets and liabilities that were not transferred to Alvogen as part of the Transaction and are the responsibility of the Company to settle,
ii.	Adjustments for sales proceeds the Company is entitled to receive for 75% of Alvogen’s first $70.0 million of Gralise net sales after the Closing Date,
iii.	Adjustments for allocations of indirect operating costs or anticipated savings due to costs that may be reduced or eliminated, and
iv.	Adjustments to cash consideration to give effect to any potential post-closing adjustments under the terms of the Asset Purchase Agreement.